Exhibit 99.4

For Immediate Release
April 29, 2014

SUNSHINE BIOPHARMA SECURES FUNDING FOR ITS Adva-27a ANTICANCER COMPOUND FROM DUTCHESS OPPORTUNITY FUND II

Montreal, Quebec, Canada -- (MARKETWIRE) -- Sunshine Biopharma, Inc. (OTCQB: “SBFM”), a pharmaceutical company focused on the research, development and commercialization of drugs for the treatment of various forms of cancer today announced that it has entered into an Investment Agreement with Dutchess Opportunity Fund, II, LP (“Dutchess”).  Dutchess has agreed to purchase up to $2.5 million of shares of Sunshine’s Common Stock over a three-year commitment period.  Under the terms of the Investment Agreement Sunshine may, from time to time, as needed and in its sole discretion, submit a notice to sell newly-issued shares of its Common Stock to Dutchess at 90% of the VWAP (volume weighted average price) during the 5 days preceding the date of such notice.  The Investment Agreement does not impose any restrictions on Sunshine’s operating activities.

“We are delighted at the opportunity to support Sunshine Biopharma in its efforts to advance the development of its unique anticancer compound, Adva-27a,” said Douglas Leighton, Managing Partner of Dutchess.  “We strongly believe that the Company is firmly positioned to deliver its drug to people in need.”

"We are very pleased with this financing agreement which provides Sunshine with a flexible source of capital under favorable terms," said Camille Sebaaly, Chief Financial Officer of Sunshine Biopharma.  “As the Company is planning a Phase I clinical trial of Adva-27a for pancreatic cancer in parallel to the Phase I clinical trial of Adva-27a for multidrug resistant breast cancer to be conducted at McGill University's Jewish General Hospital in Montreal (Canada), management believes this funding with Dutchess is vitally important for the Company’s growth and the ongoing advancement of our business strategy."

About Dutchess Opportunity Fund II

Dutchess Opportunity Fund II invests in special situations assisting growth-stage and mature companies alike. Since 1996, Dutchess has managed over $2 billion in transactional value for companies which span a wide array of sectors. With offices in Boston, New York, London, Beijing and São Paulo, Dutchess invests in global investment opportunities. For further information about Dutchess, please visit www.dutchesscapital.com.

About Adva-27a

Adva-27a is Sunshine Biopharma's lead anticancer compound, a small molecule that has recently been shown to be effective at killing multidrug resistant breast cancer cells, small-cell lung cancer cells, uterine sarcoma cells and pancreatic cancer cells (Published in ANTICANCER RESEARCH, Volume 32, Pages 4423-4432, October 2012).  Adva-27a is currently in the IND-Enabling stage of development. The original U.S. patent covering Adva-27a was issued on August 7, 2012 under U.S. patent number 8,236,935.  The Company is planning a Phase I clinical trial of Adva-27a for pancreatic cancer in parallel to the Phase I clinical trial of Adva-27a for multidrug resistant breast cancer to be conducted at McGill University's Jewish General Hospital in Montreal (Canada).

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

For Additional Information Contact:
Camille Sebaaly, CFO
Sunshine Biopharma Inc.
Direct Line: 514-814-0464
camille.sebaaly@sunshinebiopharma.com
www.sunshinebiopharma.com